Exhibit 3.2.15

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMFM TEXAS, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of AMFM Texas, LLC (the “Company”), is entered into this 17 day of March, 2008, by the person or entity named as Member in Exhibit A hereto, as the sole member (the “Member”).

A. The Company was formed on December 2, 1999 by the filing of a Certificate of Formation of the Company (as amended, modified, supplemented, or restated from time to time, as the context requires, the “Certificate”) in the office of the Secretary of State of the State of Delaware and entering into a Limited Liability Company Agreement of the Company (the “Original Agreement”).

B. The Member desires to continue the Company as a limited liability company under the Act and this Agreement, to (i) provide for the governance of the Company, and (ii) to amend and restate the Original Agreement in its entirety.

1. Name. The name of the Company is AMFM Texas, LLC

2. Purpose and Powers. The purpose of the Company shall be to engage in any lawful business or activity for which limited liability companies may be formed under the Delaware Limited Liability Act, (6 Del. C. § 18-101, et seq.) (the “Delaware Act”). The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company.

3. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4. Certificate. Each of the Member and each Agent (as defined in Section 9) is hereby designated as an authorized person within the meaning of the Delaware Act to execute, deliver and file any amendments or restatements to the Certificate or any certificate of cancellation of the Certificate.

5. Member. The Member is the sole member of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware Act) in the Company (the “Interest”). The rights, duties and liabilities of the Member shall be as provided in the Delaware Act for members, except, to the extent permitted by the Delaware Act, as otherwise provided herein.

6. Capital Contribution. The Member has made a contribution to the capital of the Company in the amount set forth opposite the Member’s name on Exhibit A hereto. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company as the Member in its sole discretion may determine.

7. Allocations and Distributions. The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated 100 percent (100%) to the Member for capital account and federal income tax purposes, and the Company, as a separate entity, is to be disregarded for federal income tax purposes. Subject to Sections 18-607 and 18-804 of the Delaware Act, the Company shall make such distributions to the Member as the Member determines.

8. Management by Member. The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

9. Agents. The Member by written instrument signed by the Member shall have the power to appoint agents (each, an “Agent” and collectively, the “Agents”) to act for the Company with such titles as the Member deems appropriate and to delegate to such Agents such of the powers as are held by the Member hereunder as the Member may determine. The Member by written instrument signed by the Member may, in the sole discretion of the Member, ratify any act previously taken by an Agent acting on behalf of the Company. Except as provided in this Section 9, the Member shall be the sole person with the power to bind the Company.

10. Transfer of Interest; Admission of Additional Members. The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company), provided, in any event, that the transferee must agree, in a document or instrument to be bound by the terms of this Agreement. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the members of the Company shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

11. Resignation of Members; Events of Bankruptcy. Except as provided in the mandatory provisions of the Delaware Act and pursuant to the second sentence of Section 10, no right is given to any member of the Company to resign from the Company. The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware Act.

12. Dissolution and Term of the Company. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware Act, unless, if permitted by the Delaware Act, the Company is continued in accordance with the Delaware Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.

13. Limitation of Liability and Indemnification of the Member.

(a) Except as otherwise required by the Delaware Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.

(b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c) To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person or entity and such person’s or entity’s executors, administrators, heirs, legal representatives, successors and assigns (each, a “Covered Person”) who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity is or was a member, manager, officer, authorized person, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, authorized person, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses (collectively “Losses”) incurred or suffered by such Covered Person in connection with such action, suit or proceeding; provided, however, that the Company shall not be obligated to indemnify a Covered Person for any such Losses if a court of competent jurisdiction, in a judgment that has become final and nonappealable, shall have determined that the acts or omissions of such Covered Person constituted willful misconduct, bad faith, recklessness or gross negligence and (ii) advance expenses incurred by such Covered Person in defending or otherwise participating in such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by applicable law.

14. Amendment. This Agreement may be amended by the Member; provided, however, that any amendment to this Agreement must be in writing and signed by the Member.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles. The Member hereby consents to (i) the non-exclusive jurisdiction of the courts of the State of Delaware, and (ii) service of process by mail.

16. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

17. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

18. Effectiveness of Agreement. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date first written above.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER:

AMFM BROADCASTING, INC.

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President - Treasurer

Signature page to

Amended and Restated Limited Liability Company Agreement

of

AMFM Texas, LLC

EXHIBIT A

Member: AMFM Broadcasting, Inc. c/o Clear Channel Communications, Inc. 200 E. Basse Road San Antonio, TX 78209	Capital Contribution: $____________

A-1